CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the "Agreement") is made effective as of January 1, 2012 (the "Effective Date"), by and between Akers Biosciences, Inc., a corporation with its principal place of business located at 201 Grove Road, Thorofare, New Jersey (the "Company") and DataSys Solutions, LLC, a corporation with its principal place of business located at 842 St. Regis Court, Mantua, New Jersey 08051 ("DS") (the Company and DS together the "Parties" or individually a "Party").

WHEREAS, the Company is engaged in the business of developing, manufacturing and supplying rapid, point of care screening products for healthcare information; and

WHEREAS, DS provides consulting services for financial systems and services; and WHEREAS, the Company and DS desire to enter into this Agreement, pursuant to which DS will provide consulting services to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and DS, intending to be legally and forever bound, hereby agree as follows:

A.	Engagement

DS shall provide the Services defined below in Section C herein for the Company, reporting to its Chief Executive Officer ("CEO") (the "Engagement"). The Parties agree that only Gary M. Rauch ("GMR"), Managing Member ofDS, shall be assigned to the Engagement in order to provide the Services to the Company. In this capacity, GMR shall fill the position of the Company's Controller and/or such other position(s) designated by the Company's CEO. DS and GMR agree to devote their best efforts, energies and skill to the full discharge of their duties and responsibilities under this Agreement.

B.	Term

Services under this Agreement shall commence on January 1, 2012 (the "Commencement Date") and shall terminate on December 31, 2013 (the "Scheduled Termination Date"), unless earlier terminated in accordance with the provisions of Section H below (the "Term").

C.	Services to be Performed;

1.           During the Term of this Agreement, DS shall provide financial support and system management consulting services to the Company pertinent to manufacturing cost accounting and management accounting, and shall assure the completion of the following tasks (all, collectively, referred to as the "Services''):

(a)	QuickBooks implementation, personnel training and support services.

(b)	Review and cleanup of prior years QuickBooks data as suitable for presentation to Auditors.

(c)	Manage all areas of the audit to the satisfaction of the external auditors and the CEO.

(d)	The completion of special projects as directed by the CEO in his sole discretion.

2.           DS warrants that DS and GMR will use the highest degree of skill and expertise to professionally accomplish the Services within the Term of this Agreement and to project a positive image of the Company, in accordance with the Company's policies and procedures and applicable law. DS agrees that it is solely responsible for any errors, acts or omissions of any of its principals, members, officers, employees, agents, and other representatives in performing the Services, including GMR (all, together, "DS's Personnel").

D.	Compensation for Services

1.           Fees for Services. Inconsideration of the Services rendered by DS and DS's other obligations under this Agreement, the Company shall pay DS a minimum annual fee of Sixty-Seven Thousand Five Hundred and 00/100 Dollars ($67,500.00) in compensation payable in twelve monthly installments of Five Thousand Six Hundred Twenty Five and 00/100 Dollars ($5,625.00) for seventeen (17) days per month devoted to the Engagement (the "Monthly Fee"). The initial Monthly Fee shall be due, and each subsequent Monthly Fee shall be paid, on the 15th day of each month during the Tem1 of this Agreement via check.

2.           Warrants. DS or GMR shall receive warrant certificates representing the right of DS or GMR to purchase shares of the Company's common stock in quantities and terms as first decided by the Company's CEO in his sole discretion (the "Warrants"). If the Warrants are exercised, the Company shall use its reasonable efforts to secure the listing of the Warrant Shares acquired in such exercise on the London Stock Exchange AIM. Within ten (10) Business Days after written request by DS (which request shall not be made prior to such time that the Warrant is exercised, in full or in part), the Company shall cause an application to be made under Rule 29 of the AIM Rules for admission to trading of such Warrant Shares that were exercised and shall diligently seek approval of such admission, and DS and GMR shall comply in all respects with the terms thereof.

3.           Reimbursement of Reasonable Business Expenses. The Company shall reimburse DS for reasonable expenses directly attributable to and incurred in connection with the Engagement with prior approval by the CEO.

4.           DS acknowledges that the foregoing provisions of this Section D constitute the sole and entire compensation and reimbursements payable to it for the Engagement and the provision of the Services of DS and GMR, and the Parties specifically agree that no compensation, benefits or other reimbursements of any other nature shall be paid or payable to DS or GMR as a result of the provision of Services hereunder.

E.	Ownership of Materials

1.           Ownership. All materials, reports, plans, information, ideas, inventions, discoveries, improvements, methods, processes, drawings, renditions, mock-ups, prototypes, creative execution, advertising ideas, creative concepts or other works conceived, created, reduced to practice, delivered or disclosed to the Company or produced or otherwise arising out of the Services, in whole or in part and whether alone or in conjunction with others (whether or not during work hours devoted to the Services) (collectively, the "Creative Materials"), and all rights, title and interests (including copyrights) in and to such Creative Materials throughout the world, are hereby assigned to the Company and shall be the sole and exclusive property of the Company.

2.           Works Made for Hire. All copyrightable works comprising the Creative Materials shall be considered "works made for hire" as defined in the United States Copyright Act, whether published or unpublished, and all rights, title, and interest to all such copyrightable works shall be the exclusive property of the Company, and the Company shall be deemed to be the author and owner of such copyrightable works. DS shall not distribute the copyrightable works, in part or in entirety, to any third party without the express written consent of the Company.

3.           Disclosure; Cooperation. DS shall, and shall cause all of DS' s Personnel, including GMR, to promptly disclose all such Creative Materials to the Company, and the Company shall have full power and authority to file any patent or copyright registrations or other intellectual property submissions, applications or registrations throughout the world thereon and to procure and maintain any patents, copyrights or other intellectual property rights thereon. DS agrees, at the Company's reasonable request and expense, to execute any applications, assignments, instruments and other documents, and perform such acts, as the Company may deem necessary or advisable to confirm and vest in the Company all such rights, title and interests throughout the world in and to such Creative Materials and all intellectual property rights pertaining thereto, and to assist the Company in procuring, maintaining, enforcing and defending such intellectual property rights and protection throughout the world thereon. To the extent not covered by the foregoing, The Company shall have the fully paid-up and irrevocable right to use and disclose freely and for any purpose all information and ideas disclosed by DS to the Company in performing the Services hereunder.

4.           DS Obligations. With respect to any Creative Materials, DS shall and shall cause all of DS's Personnel, including GMR, to:

(a)	Treat all information with respect thereto as Confidential Information of the Company;

(b)	Keep complete and accurate records thereof, which records shall be the property of the Company;

(c)	Give to the Company and its attorneys all reasonable and requested assistance in preparing such application;

(d)	From time to time, upon the request and at the expense of the Company, but without payment to DS or DS's Personnel by the Company of additional consulting fees, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all Creative Materials, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company;

(e)	Testify in any proceedings or litigation as to any Creative Materials; and

(f)	In case the Company shall desire to keep secret any Creative Materials, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

F.	Confidentiality

1.           Confidential Information. DS acknowledges that it may be necessary for the Company during the course of the Engagement, to disclose certain confidential and proprietary information ("Confidential Information") to DS and DS' s Personnel, including GMR, in order for DS to perform the Services pursuant to this Agreement. DS and DS' s Personnel, including GMR, shall not disclose or use, at any time either during or after the Term of this Agreement, for their own benefit or for the benefit of any third party, any Confidential Information without the Company's prior written permission except to the extent necessary to perform the Services on the Company's behalf. Confidential Information includes, without limitation:

(a)	The written, printed, graphic or electronically recorded materials furnished by the Company for DS to use;

(b)	Any written information stamped "confidential," "proprietary" or with a similar legend or any information that the Company makes reasonable efforts to maintain its secrecy;

(c)	Business, research and development, regulatory and marketing plans, objectives and/or strategies, financial information, corporate initiatives, contractual and business arrangements, customer lists, supplier lists, sales projections, product information, product launch plans, regulatory submissions, pricing information of the Company and its affiliates;

(d)	Information, data, test results, patent applications, clinical methodologies, operating procedures, trade secrets, design formulas, know-how, techniques, analyses, technology, processes, protocols, specifications and instructions relating to the Company's proprietary products, including safety data and reference standards, investigators brochures, documents and reports, computer programs and inventories, discoveries and improvements of any kind, sales projections, product information, pricing information of the Company and its affiliates;

(e)	Information, know-how, trade secrets, materials and property belonging to customers and suppliers of the Company and other third parties who have disclosed such confidential and proprietary information to the Company about whom DS gained knowledge as a result of providing Services to the Company;

(f)	Any data, deliverables or other work product or information generated or developed by DS in connection with the performance of Services under this Agreement, including all Creative Materials; and

(g)	Any copies, extracts, notes, or summaries of any information described in clauses (a) through (f).

Notwithstanding any of the foregoing, Confidential Information shall not include any information that:

(a)	is or becomes available in the public domain through no fault of, or act or failure to act on the part of DS or DS' s Personnel, including GMR;

(b)	is rightfully in DS's possession at the time of disclosure by the Company, as evidenced by DS' s written records maintained in the ordinary course of business; or

(c)	is obtained, after the Commencement Date, by DS from any third party that is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation with respect to such Confidential Information.

2.          At any time upon request of the Company or upon Termination of this Agreement, DS shall promptly deliver to the Company: (i) all Confidential Information (and all copies thereof) and all other property (including but not limited to document files, computer disks, keys and keyfobs) furnished to DS and/or DS's Personnel, including GMR, by the Company and all other materials prepared by DS and/or DS's Personnel, including GMR, containing any Confidential Information; and (ii) a certification that all Confidential Information has been delivered to the Company.

3.          Notwithstanding the return of Confidential Information or the Termination of this Agreement, DS and DS's Personnel, including GMR, will continue to be bound by the obligations of confidentiality pursuant to this Section F. In addition to its other legal rights, the Company shall be entitled to temporary and permanent injunctive relief and specific performance to remedy any breach or attempted breach of this Section F of the Agreement, and in the event the Company prevails in any action brought under this Section F, the Company shall also be entitled to recover its reasonable attorney's fees and costs expended in such action from DS.

G.	Exclusivity

During the term of this Agreement, DS and GMR shall not provide services to any competitor of the Company. Otherwise, there are no restrictions on the business activities ofDS or GMR.

H.	Termination

1.          Generally. This Agreement will terminate automatically: (a) upon the Scheduled Termination Date; (b) upon mutual agreement of the Parties; (c) in the event either Party becomes insolvent or a petition in bankruptcy is filed or any insolvency proceedings are instituted by or against either Party, or either Party liquidates its business; or (d) upon GMR's death.

2.          By GMR's Disability. The Company reserves the right to terminate this Agreement if GMR suffers any physical or mental illness or incapacity that, in its reasonable business judgment, has prevented DS and GMR from substantially performing all of the Services of the Engagement.

3.          By the Company for Cause. The Company may terminate this Agreement for Cause by action of its CEO, without notice and without liability. For purposes of this Agreement, "Cause" shall mean: (a) GMR's conviction, guilty plea, plea of nolo contendre, or entering into any other plea admitting guilt of any felony; (ii) the deliberate engaging by DS or GMR in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to fraud or embezzlement, as determined in the Company's sole discretion; or (c) DS's or GMR's failure to observe or perform any of the terms or provisions of this Agreement, or the Services hereunder.

4.          Termination Without Cause. The Company or DS may terminate this Agreement for any reason without Cause, upon ninety (90) days advance written notice,

5.          Upon Termination of this Agreement, DS and GMR will cease performing Services and will no longer be authorized to perform any Services on behalf of the Company, except at the express request and approval of the Company's CEO. GMR will resign from all positions at the Company and DS will receive any unpaid Monthly Fee or Approved Expenses earned through the Scheduled Termination Date. The Company shall be entitled to a refund or non-payment of a pro rata portion of or the balance of any Monthly Fee previously tendered but not yet earned as of the date of Termination, in addition to the reimbursement of any other prepaid or overpaid expenses.

I.	Indemnification

1.          The Company hereby agrees to defend, indemnify and hold harmless DS and DS' s Personnel, including GMR, from and against any and all claims, liabilities, losses, damages, and expenses incurred (including attorneys' fees and disbursements), arising in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation which are related to or arise in any manner out of the Engagement, including any legal proceeding in which DS or DS' s Personnel may be required or agree to participate in, but in which DS or DS' s Personnel is not a party provided, however, that the Company shall not be responsible to defend, indemnify or hold DS or DS' s Personnel, including GMR, harmless from any claims, liabilities, losses, damages, or expenses determined to have resulted from the gross negligence or willful misconduct of DS or any of DS' s Personnel, including GMR.

2.          DS agrees to defend, indemnify and hold the Company harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by DS or DS' s Personnel, including GMR, of its warranties, representations, covenants and obligations; (b) the gross negligence or willful misconduct of DS and/or DS's Personnel, including GMR; and (c) the failure of DS or any of DS' s Personnel, including GMR, to comply with all legal requirements.

3.          The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

4.          The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

J.	Survival

The obligations of the Parties pursuant to Sections E, F and I shall survive the Termination of this Agreement, regardless of the reason for such Tem1ination, along with any and all other provisions that expressly provide for survival of Termination.

K.	Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that DS and DS's Personnel, including GMR, are not and shall not be considered employees of the Company and are not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company's employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by DS or otherwise. DS acknowledges and agrees that the Company does not, and shall not, maintain or procure any workers' compensation or unemployment compensation insurance for or on behalf of any of DS' s Personnel, including GMR, and shall make no state temporary disability or family leave insurance payments on behalf of any ofDS's Personnel, including GMR, and DS agrees that neither DS nor any of DS' s Personnel, including GMR, will be entitled to these benefits in connection with performance of the Services under this Agreement. DS acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which DS' s Personnel, including GMR, may be entitled to receive in connection with the performance of the Services under this Agreement. DS is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

L.	Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties of GMR are personal and shall not be assigned or subcontracted without the Company's prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

M.	Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

N.	Governing Law; Consent to Jurisdiction and Venue

This agreement shall be governed by and construed in accordance with the laws of New Jersey, without giving effect to principles of conflicts of laws. The Parties agree that any dispute concerning or arising under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of the State of New Jersey, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

0.	Notices

All notices required or permitted to be delivered under this Agreement shall be in writing and sent to the principal place of business of the Party to whom they are addressed. Notices to DS shall be delivered to the attention of the Managing Member. Notices to the Company shall be delivered to the attention of the CEO. All notices under this Agreement shall be deemed delivered only if sent by overnight mail or courier with return receipt.

P.	Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf oftbe Parties as of its Effective Date.

Akers Biosciences, Inc.	DataSys Solutions, LLC

Date: January 25, 2012	Date: January 25, 2012

/s/ Thomas A. Nicolette	/s/ Gary M. Rauch
By: Thomas A. Nicolette	By: Gary M. Rauch
President and CEO	Managing Member

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